Exhibit 10.13

CARA THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Equity:

•	Initial option grant upon joining the board (or upon the effective date of the registration statement for the Company’s IPO for directors serving at the time of the IPO): 20,000 shares

•	Annual option grant upon the annual meeting of stockholders (for directors continuing as directors following the annual meeting): 10,000 shares

The initial option grant will vest concurrently with the expiration of the initial term of office for the class in which such director serves, subject to the director’s continued service as a director through the end of such term.

The annual option grant will vest on the one year anniversary of the date of grant, subject to the director’s continued service as a director through the end of such term.

Cash Comp:

•	Annual board retainer fee - $35,000

•	Chairman (if any) fee - $25,000

•	Audit Committee

•	Chairman fee (including member fee) - $13,000

•	Member fee - $6,500

•	Compensation Committee

•	Chairman fee (including member fee) - $10,000

•	Member fee - $5,000

•	Nominating and Corporate Governance Committee

•	Chairman fee (including member fee) - $7,000

•	Member fee - $3,500

These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the board of directors or applicable committee. No retainers will be paid in respect of any period prior to the completion of the IPO.

Reimbursement of Expenses:

The Company will reimburse non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending board of director and committee meetings.